Exhibit 99.2

CNBC Andrew Ross Sorkin Interview with Chris Kemp/Astra

TRANSCRIPT

February 2, 2021

Andrew Ross Sorkin (CNBC Reporter):

Another SPAC this morning that's going to attract a lot of interest. Rocket startup Astra announcing this morning that it's going public through a SPAC. The California-based rocket builder is combining with blank check company Holicity, which is sponsored by Pendrell Corporation led by Craig McCaw. Previous major investors in the company include Marc Benioff and Eric Schmidt. The implied enterprise value from the transaction is $2.1 billion, and it's expected to close in the second quarter. Joining us right now first on CNBC to talk all about it is Astra founder, chairman, and CEO, Chris Kemp. Good morning to you. Congratulations on effectively going public through this SPAC vehicle. Investors are now going to have an opportunity to buy in to Astra more broadly. The question I would ask you is, as investors think about this space, and there's a double entendre there as you can tell, how do you think they should think about what you're doing compared to where SpaceX is, for example, or where a Virgin Galactic is, for example, given that those are two of the most widely understood to the extent that they're even understood businesses out there?

Chris Kemp (Astra, Founder, Chairman and CEO):

Astra's focused on the earth. We're focused on this trillion dollar space economy that is helping connect our planet, observe, and improve life here on earth. There's hundreds of companies that have formed over the past decade that are building small satellites that are increasingly providing new capabilities in lower earth orbit. We're entirely focused on this market to enable this new wave of innovation around earth to help improve our planet.

Andrew Ross Sorkin (CNBC Reporter):

You want to be doing daily launches, as I understand it, starting by 2025. We just reported that SpaceX is hoping to have some, putting people into space literally this year. How do you think about the competition right now and those that are out there that appear to be ahead?

Chris Kemp (Astra, Founder, Chairman and CEO):

Well, SpaceX has giant rockets, and with the Falcon 9 and a Starship, it is by far the most efficient way to get a lot of stuff to one place in space. We're seeing hundreds of companies that want to get from anywhere on earth to anywhere in space on their schedule, not wait years to get a lot of things to one place. And so, we're really focused on building a much smaller rocket produced in much higher volume, launched from a much larger number of locations here on earth to serve this market that is focused here in lower earth orbit.

Andrew Ross Sorkin (CNBC Reporter):

Who do you think of as your competition?

Chris Kemp (Astra, Founder, Chairman and CEO):

Well, there are a few companies that we really admire. Rocket Lab was really the first company to get to space a couple of years ago. While it's taken them a long time to increase their launch rate, we're planning on getting to monthly launch cadence later this year and really quickly scaling from weekly, biweekly, up to daily launches starting as early as 2025.

Andrew Ross Sorkin (CNBC Reporter):

Can you speak to just this SPAC phenomenon? It's something I think we're all trying to understand why you decided the SPAC approach versus going public through an IPO. Do you think you could have gone public through an IPO traditionally right now?

Chris Kemp (Astra, Founder, Chairman and CEO):

Well, I think what's exciting about this transaction is the speed with which we're able to bring the company. We just achieved our first orbital capability a few weeks ago back at the end of December. The company was only formed back in 2016, and the velocity with which we've been able to form the company, build, and iterate implies that we have $150 million of revenue over 50 launches already booked. This was the fastest way for us to not only raise over half a billion dollars of capital, but also reach public markets. And so it's in line with our values, which is let's take the most efficient path here, and SPACs, I think, are a fantastic way to combine that last later stage financing and access to public markets in one big transaction and that's what we've been able to do here.

Andrew Ross Sorkin (CNBC Reporter):

How quickly should investors be able to measure your success because this seems to me to be a much longer term bet for investors than a lot of other types of businesses?

Chris Kemp (Astra, Founder, Chairman and CEO):

Well, we'll be putting our first commercial payload in orbit this summer, and then later this year we'll begin monthly launch operations. I think investors will see Astra will execute this year like we executed last year and the year before with a ferocious focus on our customers, and again, we have over 50 launches already under contract. We're going to be working very hard to begin delivering for our customers and really increasing our revenues and building out the factory here and launch operations across the country.